Exhibit 24

Powers of Attorney

Each of the undersigned, in the capacity or capacities set forth below his or her signature as a member of the Board of Directors and/or an officer of Schlumberger Limited, a Curaçao corporation, hereby appoints Simon Ayat, Howard Guild and Alexander C. Juden, or either of them, the attorney or attorneys of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned to execute and file with the Securities and Exchange Commission the Annual Report on Form 10-K under the Securities Exchange Act of 1934 (the “Exchange Act”) for the fiscal year ending December 31, 2014, and any amendment or amendments to any such Annual Report on Form 10-K, and any agreements, consents or waivers relative thereto, and to take any and all such other action for and in the name and place and stead of the undersigned as may be necessary or desirable in order to comply with the Exchange Act or the rules and regulations thereunder.

/s/ Peter L.S. Currie	/s/ Michael E. Marks
Peter L.S. Currie Director	Michael E. Marks Director

/s/ Tony Isaac	/s/ Lubna S. Olayan
Tony Isaac Chairman of the Board	Lubna S. Olayan Director

/s/ K. Vaman Kamath	/s/ Leo Rafael Reif
K.Vaman Kamath Director	Leo Rafael Reif Director

/s/ Maureen Kempston Darkes	/s/ Tore Sandvold
Maureen Kempston Darkes Director	Tore Sandvold Director

/s/ Paal Kibsgaard	/s/ Henri Seydoux
Paal Kibsgaard Director and Chief Executive Officer	Henri Seydoux Director

/s/ Nikolay Kudryavtsev
Nikolay Kudryavtsev Director

Date: January 29, 2015